AMENDMENT TO FUND ACCOUNTING AGREEMENT


     AMENDMENT made this 30th day of June, 2004, between AmSouth Funds (hereinafter referred to as the "Trust"), a Massachusetts business trust having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219, and ASO Services Company, Inc. (hereinafter referred to as the "Fund Accountant"), a Delaware corporation having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

     WHEREAS, the Trust and the Fund Accountant entered into a Fund Accounting Agreement dated January 1, 2001 (the "Agreement"), pursuant to which the Fund Accountant performs fund accounting services for each Fund of the Trust;

     WHEREAS, the Trust desires that the Fund Accountant provide certain additional services in connection with the valuation of securities held in each Fund's portfolio, and the Fund Accountant is willing to provide the services set forth in this Amendment on the terms set forth herein; and

     WHEREAS, Section 6, which governs the term of the Agreement, contains a typographical error and the parties wish to correct this section of the Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, the Trust and the Fund Accountant hereby agree as follows:

     1.    Services as Fund Accountant.
           ----------------------------

     (a) The sections or sub-sections of the Agreement pertaining to the services of the Fund Accountant which involve calculating the net asset value per share and obtaining pricing information for portfolio securities are amended to reflect the following terms:

     (i) Fund Accountant will calculate the net asset value per share ("NAV") of each class of shares offered by each Fund in accordance with the relevant provisions of the applicable Prospectus of each Fund and applicable regulations under the 1940 Act;

     (ii) In each calculation of NAV, the Fund Accountant will apply securities pricing information as required or authorized under the terms of the valuation policies and procedures of the Trust ("Valuation Procedures"), including (A) pricing information from independent pricing services, with respect to securities for which market quotations are readily available,
     (B) if applicable to a particular Fund or Funds, fair value pricing information or adjustment factors from independent fair value pricing services or other vendors approved by the Trust (collectively, "Fair Value Information Vendors") with respect to foreign securities where the level of a movement in the U.S. securities market is sufficiently large to constitute a significant event, as defined in the Valuation Procedures; and
     (C) pricing information provided by the Pricing Committee.

     (iii) Fund Accountant will periodically check a sampling of the fair value prices provided by the Fair Value Information Vendors against the next day's opening price of the foreign security in order to monitor and assess the effectiveness of the fair value pricing.

     (iv) For each quarterly meeting of the Board of Trustees of the Trust the Fund Accountant will provide the members of the Board with a summary of the fair value activities of the securities held for the previous quarter.

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     (b)   Consistent with the terms of the  Agreement,  in connection  with the services provided in 1(a) above, the Fund Accountant will maintain, keep and preserve the books and records that are required to be maintained, kept and preserved under Rule 31a-1 and Rule 31a-2 or other applicable regulations under the 1940 Act, including those pertaining to (i) fair value prices and/or adjustment factors provided by Fair Value Information Vendors, and (ii) market prices for securities that are valued using fair value information provided by Fair Value Information Vendors.

     2.    Compensation and Expenses.
           --------------------------

     (a) As compensation for the services set forth above that relate to the use of Fair Value Information Vendors ("Fair Value Support Services"), the Trust shall pay to the Fund Accountant the additional compensation set forth on Schedule A to this Amendment. Such compensation shall include:

     (i) Additional Service Fees. The Trust shall pay an annual servicing fee and a one time development fee as set forth on Schedule A.

     (ii) Out-of-Pocket Expenses and Miscellaneous Charges. The Trust shall pay out-of-pocket expenses and miscellaneous charges incurred by the Fund Accountant as set forth on Schedule A.

     (b) The compensation payable by the Trust to the Fund Accountant under this Amendment shall be increased annually in an amount measured by the United States Consumer Price Index as set forth on Schedule A.

     (c) The compensation set forth under this Amendment is payable in addition to the compensation otherwise payable under the Agreement.

     3.    Instructions and Compliance.
           ----------------------------

     The Trust hereby instructs and authorizes the Fund Accountant to provide information pertaining to the Fund's portfolio to Fair Value Information Vendors in connection with the fair value determinations made under the Trust's Valuation Procedures and other legitimate purposes related to the Fair Value Support Services to be provided hereunder,

     The Trust understands and acknowledges that while the Fund Accountant's services hereunder are intended to assist the Trust and its Board in its obligations to price and monitor pricing of Fund portfolios, the Fund Accountant does not assume responsibility for the accuracy or appropriateness of pricing information or methodologies, including any fair value pricing information or adjustment factors. The Trust retains its overall responsibilities to (i) adopt policies and procedures to monitor for circumstances that may necessitate the use of fair value prices, (ii) establish criteria for determining when market quotations are no longer reliable for a particular portfolio security, (iii) determine a methodology or methodologies by which the Trust determines the current fair value of the portfolio security, and (iv) regularly review the appropriateness and accuracy of the method used in valuing securities and make any necessary adjustments.

     4.    Information to be Furnished by the Trust
           ----------------------------------------

     The Trust has approved, or shall approve, each independent pricing vendor and Fair Value Information Vendor to be used by the Fund Accountant in rendering fund accounting services, including Fair Value Support Services hereunder.

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     The Trust has  furnished  the Fund  Accountant  with a copy of the  Trust's
Security  Valuation  Procedures,  and the Fund  Accountant  agrees to render its
services   hereunder  in  a  manner  consistent  with  the  Security   Valuation
Procedures. The Trust will submit any material amendments to its Security Valuation Procedures to the Fund Accountant, and any amendment that would have a material impact upon the services to be rendered by the Fund Accountant or the responsibilities of the Fund Accountant shall be subject to approval by the Fund Accountant in good faith, including but not limited to the designation of any additional Fair Value Information Vendor.

     5.    Term
           ----

     The first sentence of Section 6 of the Agreement is hereby revised to read as follows: "The term of this Agreement shall commence on the Effective Date and shall remain in effect, unless earlier terminated by either party hereto as provided hereunder, until December 31, 2005 (the "Initial Term")."

     6.    Miscellaneous
           -------------

     (a) Capitalized terms used but not defined in this Amendment have the respective meanings ascribed to them in the Agreement.

     (b) This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

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                                   SCHEDULE A

                               TO THE AMENDMENT TO
                            FUND ACCOUNTING AGREEMENT
                                     BETWEEN
                                  AMSOUTH FUNDS
                                       AND
                           ASO SERVICES COMPANY, INC.


ADDITIONAL SERVICE FEES
-----------------------


One-time Development Fee, due upon the
 execution of this Amendment:                                         $10,000

Annual Fee for services provided by the Fund Accountant under this Agreement

          For each Fund with less than 200 securities                  $5,000

          For each Fund with at least 200 securities                   $7,500

(The Annual Fee is to be billed in equal monthly installments in respect of each Fund that the Trust designates as being subject to fair value determinations and for which services are to be provided by the Fund Accountant hereunder.)

OUT-OF-POCKET EXPENSES AND MISCELLANEOUS CHARGES
------------------------------------------------

In addition to the above fees, the Fund Accountant shall be entitled to receive payment for the actual costs incurred by the Fund Accountant to Fair Value Information Vendors with respect to the provision of fair value pricing information to the Fund Accountant for use in valuing the portfolio holdings of a specific Fund or Funds. Such costs shall be incurred at the discounted group rate made available to the Fund Accountant clients, if applicable.

The Trust shall pay to the Fund Accountant a charge for the pricing information obtained with respect each of the securities held in the portfolio of each Fund, which charge shall not exceed the charge that would be incurred if the Fund were to obtain the information directly from the relevant vendor or vendors.

CPI ESCALATION
--------------

The fixed fees and other fees expressed as stated dollar amounts in this schedule and in the Agreement shall be increased annually commencing on the one-year anniversary date of the Effective Date by the percentage increase since the Effective Date in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter" or a similar index should such index no longer be published.

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